EXHIBIT 99.1
RICHMOND MUTUAL BANCORPORATION, INC. ANNOUNCES SECOND QUARTER 2021 FINANCIAL RESULTS
RICHMOND, INDIANA (July 22, 2021) – Richmond Mutual Bancorporation, Inc., a Maryland corporation (the “Company”) (NASDAQ: RMBI), parent company of First Bank Richmond (the “Bank”), today announced net income of $2.8 million, or $0.24 diluted earnings per share, for the second quarter of 2021, compared to net income of $2.6 million, or $0.22 diluted earnings per share, for the first quarter of 2021, and net income of $2.5 million, or $0.20 diluted earnings per share, for the second quarter of 2020.
President’s Comments
Garry Kleer, Chairman, President and Chief Executive Officer, commented, “Our quarterly results continue to be encouraging, despite the low interest rate environment and the difficulties we all face due to COVID-19. As a result, during the second quarter of 2021, we substantially completed our second 5% stock repurchase program and announced a new 10% stock repurchase program. We also paid a special common stock dividend of $0.50 per share, as well as our regular quarterly cash dividend, during the quarter. These steps demonstrate our commitment to continue to return excess capital responsibly to our shareholders.

“During the second quarter of 2021, we also continued to assist our clients and others in our communities through the second round of the Paycheck Protection Program and worked with our customers that required COVID-19 related loan modifications. We will continue to proactively monitor modified loans and other loans we consider at heightened risk,” concluded Kleer.
Our Response to COVID-19 Pandemic

Loan Programs. On December 27, 2020, the Consolidated Appropriations Act, 2021 (“CAA”) was signed into law. This legislation included another round of COVID-19 stimulus funding, including approximately $285 billion in funding to reopen the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) which initially expired on August 8, 2020. The new round of COVID-19 stimulus funding under the PPP concluded May 31, 2021. During the second quarter of 2021 we processed 81 applications for new PPP loans totaling $3.0 million. As of June 30, 2021, we had funded a total of 892 PPP loans totaling $103.1 million and the SBA had approved 524 loan forgiveness applications totaling $68.5 million with no additional applications pending approval. PPP loans totaled $34.6 million at June 30, 2021.
Loan Modifications. We offer payment and financial relief programs for borrowers impacted by COVID-19, primarily through loan and lease payment deferments of principal and interest up to 90 days, although requests for payment relief during the second quarter of 2021 have significantly declined. We continue to monitor our loan portfolio and strive to work with our customers and communities. Deferred loans and leases are re-evaluated at the end of the initial deferral period and will either return to the original loan or lease terms or be reassessed at that time to determine if a further modification should be granted and if a downgrade in risk rating is appropriate. At June 30, 2021, we had six loans and leases that were subject to payment deferrals, representing $2.5 million in loans and leases outstanding, down from 33 loans and leases at March 31, 2021 totaling $24.6 million. Deferred loans relating to higher risk segments of our portfolio are closely monitored, such as hospitality loans including restaurants and hotels. As of June 30, 2021, we had no deferred loans relating to this portion of our portfolio, compared to five loans totaling $16.4 million at March 31, 2021, and 13 loans totaling $37.4 million at December 31, 2020. Of the loans currently deferred at June 30, 2021, none were new deferrals and all were repeat deferrals.

The following table summarizes information relating to loan deferments at quarter ended June 30, 2021 and March 31, 2021:

	June 30, 2021		March 31, 2021
($ in thousands)	Number of Loans	Balance	Number of Loans	Balance
Commercial mortgage	1	$2,099	8	$23,372
Commercial and industrial	—	—	—	—
Multi-Family	—	—	—	—
Residential mortgage	4	376	5	450
Direct financing leases	1	70	19	756
Consumer	—	—	1	4
Total Loans	6	$2,545	33	$24,582

Branch Operations and Support Personnel. Certain employees continue to work remotely or have flexible work schedules while protective measures are in place within our offices to help ensure the safety of those employees on-site as normal branch activities have resumed. We continuously monitor and conform our practices based on updates from the Center for Disease Control, World Health Organization, Financial Regulatory Agencies, and local and state health departments.
Capital Strength. At June 30, 2021, the Company’s stockholders’ equity totaled $182.6 million, a $10.1 million or 5.3% decrease from the year ended December 31, 2020. The Company’s equity to asset ratio was 15.36% at June 30, 2021. At June 30, 2021, the Bank’s Tier I capital to total assets was 13.68% and the Bank’s capital was well in excess of all regulatory requirements.
Second Quarter Performance Highlights:
•Assets totaled $1.2 billion at June 30, 2021, compared to $1.1 billion at both March 31, 2021 and December 31, 2020.
•Loans and leases, net of allowance, totaled $785.3 million at June 30, 2021, compared to $762.8 at March 31, 2021 and $734.4 million at December 31, 2020.
•Nonperforming loans and leases totaled $7.7 million, or 0.97% of total loans and leases, at June 30, 2021, compared to $8.1 million, or 1.05% at March 31, 2021 and $4.8 million, or 0.65% of total loans and leases, at December 31, 2020.
•The allowance for loan and lease losses totaled $11.4 million, or 1.43% of total loans and leases outstanding, at June 30, 2021, compared to $11.0 million, or 1.41% at March 31, 2021 and $10.6 million, or 1.42% of total loans and leases outstanding at December 31, 2020.
•The provision for loan and lease losses totaled $530,000 in the current quarter, compared to $400,000 in the preceding quarter, and $1.3 million in the second quarter of 2020.
•Deposits totaled $793.1 million at June 30, 2021, compared to $757.1 million at March 31, 2021 and $693.0 million at December 31, 2020. At June 30, 2021, noninterest bearing deposits totaled $110.5 million or 13.9% of total deposits, compared to $118.1 million or 15.6% of total deposits at March 31, 2021 and $98.7 million or 14.2% of total deposits at December 31, 2020.
•Net interest income increased $189,000 or 2.2% to $8.9 million for the three months ended June 30, 2021, compared to net interest income of $8.8 million for the prior quarter, and increased $901,000 or 11.2% from $8.0 million for the comparable quarter in 2020.
•Annualized net interest margin was 3.18% for the current quarter, compared to 3.44% in the preceding quarter and 3.03% in the second quarter a year ago.
•The Company repurchased 370,019 shares of common stock at an average price of $14.15 per share during the quarter ended June 30, 2021.
•The Bank remains a “well-capitalized” institution for regulatory capital purposes at June 30, 2021.

Balance Sheet Summary
Total assets increased $104.3 million, or 9.6%, to $1.2 billion at June 30, 2021, from $1.1 billion at December 31, 2020. The increase was primarily a result of a $50.9 million, or 6.9%, increase in loans and leases, net of allowance, to $785.3 million at June 30, 2021 from $734.4 million at December 31, 2020, and an $82.9 million, or 32.3%, increase in investment securities to $339.6 million at June 30, 2021, compared to $256.7 million at December 31, 2020. The increase in loans and leases was attributable to an increase in multi-family loans of $24.5 million, an increase in construction and development loans of $22.3 million, and an increase in residential loans and leases of $3.9 and $3.8 million respectively. Commercial and industrial loans declined $5.8 million due to a decrease in PPP loans of $8.7 million. Loans held for sale totaled $603,000, $889,000 and $2.0 million at June 30, 2021, March 31, 2021 and December 31, 2020, respectively. The increase in investment securities was primarily the result of using our excess liquidity to purchase securities during the first six months of 2021. The balance of the change in assets was attributable to a $31.7 million, or 65.0%, decrease in cash and cash equivalents to $17.1 million at June 30, 2021, from $48.8 million at December 31, 2020.
Nonperforming loans and leases, consisting of nonaccrual loans and leases and accruing loans and leases more than 90 days past due, totaled $7.7 million or 0.97% of total loans and leases at June 30, 2021, compared to $8.1 million or 1.05% of total loans at March 31, 2021 and $4.8 million or 0.65% of total loans at December 31, 2020. The increase in nonperforming loans and leases from December 31, 2020 was the result of a $4.9 million nonaccrual commercial real estate loan more than 90 days past due that is currently subject to litigation between the developer and other parties. At the time of origination, this loan had a loan to value ratio of 73%. Accruing loans past due more than 90 days at June 30, 2021 totaled $2.0 million, compared to $2.5 million at March 31, 2021 and $4.0 million at December 31, 2020.
The allowance for loan and lease losses increased $472,000, or 4.3%, to $11.4 million at June 30, 2021 from $11.0 million at March 31, 2021 and increased $845,000, or 8.0%, from $10.6 million at December 31, 2020. At June 30, 2021, the allowance for loan and lease losses totaled 1.43% of total loans and leases outstanding compared to 1.41% at March 31, 2021 and 1.42% at December 31, 2020. The allowance for loan and lease losses to total loans at June 30, 2021, March 31, 2021, and December 31, 2020 would increase seven, 11, and eight basis points, respectively, if PPP loans, which totaled $34.6 million, $54.7 million, and $43.3 million at June 30, 2021, March 31, 2021 and December 31, 2020, respectively, and are 100% guaranteed by the SBA, are excluded from the calculation. Net charge-offs during the first six months of 2021 were $86,000 or 0.02% of average loans and leases outstanding, compared to net charge-offs of $98,000 during the first six months of 2020.
Management regularly analyzes conditions within its geographic markets and evaluates its loan and lease portfolio. The Company evaluated its exposure to potential loan and lease losses as of June 30, 2021, which evaluation included consideration of potential credit losses due to economic conditions driven by the impact of the COVID-19 pandemic. The full impact of the pandemic on the Company’s deposit and loan customers is still not fully known at this time. The Company has increased its qualitative factors when determining the adequacy of its allowance for loan and lease losses. Credit metrics are being reviewed and stress testing is being performed on the loan portfolio on an ongoing basis. Potentially higher risk segments of the portfolio, such as hotels and restaurants, are being closely monitored as are loan payment deferrals.
Total deposits increased $36.0 million, or 4.8%, to $793.1 million at June 30, 2021, compared to $757.1 million at March 31, 2021 and increased $100.0 million, or 14.4%, from $693.0 million at December 31, 2020. The increase in deposits from March 31, 2021 and December 31, 2020 primarily was due to overall changes in spending and savings habits by businesses and consumers due to the COVID-19 pandemic as well as additional PPP funds and stimulus payments made in December 2020 and first quarter 2021. Brokered deposits increased $15.0 million to $41.7 million, or 5.3% of total deposits, at June 30, 2021 compared to $26.7 million, or 3.5% of total deposits, at March 31, 2021 and increased $18.4 million from $23.3 million, or 3.4% of total deposits, at December 31, 2020. Management increased longer-term brokered deposits as a result of continued low rates being offered in the brokered CD market. Interest-bearing demand deposit and savings accounts increased $19.5 million, or 5.1%, to $402.1 million at June 30, 2021 from $382.6 million at March 31, 2021, and increased $50.2 million, or 14.3%, from $351.9 million at December 31, 2020. Noninterest-bearing demand deposits decreased $7.6 million, or 6.4%, to $110.5 million at June 30, 2021 from $118.1 million at March 31, 2021, and increased $11.8 million, or 12.0%, from $98.7 million at December 31, 2020. At June 30, 2021, noninterest bearing deposits totaled 13.9% of total deposits, compared to 15.6% of total deposits at March 31, 2021 and 14.2% of total deposits at December 31, 2020.
Stockholders’ equity totaled $182.6 million at June 30, 2021, a decrease of $7.0 million or 3.7% from March 31, 2021 and a decrease of $10.1 million or 5.3% from December 31, 2020. The decrease in stockholders’ equity from March 31, 2021 primarily was the result of the repurchase of $5.2 million of Company common stock and the payment of $6.8 million in dividends to Company stockholders, partially offset by net income of $2.8 million. The decrease in stockholders’ equity from the year ended December 31, 2020 primarily was the result of a reduction in accumulated comprehensive income of $2.0 million, the repurchase of $7.2 million of Company common stock and the payment of $7.7 million in dividends to Company stockholders, partially offset by net income of $5.3 million.

During the quarter ended June 30, 2021, the Company repurchased a total of 370,019 shares of Company common stock at an average price of $14.15 per share. As of June 30, 2021, the Company had approximately 1,310,407 shares available for repurchase under its existing stock repurchase programs. Subsequent to quarter end through July 22, 2021, the Company purchased an additional 145,795 shares, leaving 1,164,612 shares available for future repurchase.
Income Statement Summary
Net interest income before the provision for loan and lease losses increased $162,000, or 1.9%, to $8.9 million in the second quarter of 2021, compared to $8.8 million in the first quarter of 2021 and increased $902,000, or 11.2%, from $8.0 million in the second quarter of 2020. The increase from the first quarter of 2021 was due to an increase in average interest-earning assets during the second quarter of 2021, partially offset by a 27 basis point decrease in the interest rate spread. The increase from the comparable quarter in 2020 was due to both an increase in average interest-earning assets during the second quarter of 2021 compared to the comparable quarter of 2020 and a 25 basis point increase in the net interest rate spread during the second quarter of 2021 compared to the comparable quarter in 2020.
Interest income increased $203,000, or 1.9%, to $10.8 million during the quarter ended June 30, 2021, compared to $10.6 million during the quarter ended March 31, 2021 and increased $349,000, or 3.3%, compared to $10.5 million during the quarter ended June 30, 2020. Interest income on loans and leases was steady at $9.6 million for the quarter ended June 30, 2021 and the first quarter of 2021, and increased $284,000, or 3.1%, from $9.3 million for the comparable quarter in 2020. The average outstanding loan and lease balances were $778.4 million for the quarter ended June 30, 2021, compared to $718.0 million for the quarter ended March 31, 2021 and $747.9 million for the quarter ended June 30, 2020. The average yield on loans was 4.93% for the quarter ended June 30, 2021, compared to 5.36% and 4.98% for the quarters ended March 31, 2021 and June 30, 2020, respectively.

Interest income on investment securities, including FHLB stock, increased $240,000, or 23.7%, to $1.2 million during the quarter ended June 30, 2021, compared to $1.0 million during the quarter ended March 31, 2021, and increased $70,000, or 6.0%, from the comparable quarter in 2020. The increase in interest income on investment securities, including FHLB stock, from the previous quarter was primarily due to an increase in average balances of $52.6 million, and an increase in yield of five basis points, while the increase from the comparable period in 2020 was due to an increase in the average balances of $65.7 million partially offset by a decrease in the weighted average yield of 29 basis points. The average balance of investment securities, including FHLB stock, was $322.4 million for the quarter ended June 30, 2021, compared to $269.8 million and $256.6 million for the quarters ended March 31, 2021 and June 30, 2020, respectively. The average yield on investment securities, including FHLB stock, was 1.55% for the second quarter of 2021, compared to 1.50% and 1.84% for the first quarter of 2021 and the second quarter of 2020, respectively.

Interest expense increased $41,000, or 2.2%, to $1.9 million for the quarter ended June 30, 2021, compared to the first quarter of 2021, and decreased $553,000, or 22.3%, from $2.5 million for the quarter ended June 30, 2020. Interest expense on deposits increased $34,000, or 2.9%, to $1.2 million for the quarter ended June 30, 2021, compared to the previous quarter and decreased $483,000, or 28.3%, from $1.7 million for the comparable quarter in 2020. The increase in the current quarter was attributable to an increase in average interest-bearing deposit balances of $61.8 million, partially offset by a five basis point decrease in the weighted average rate paid on interest-bearing deposits. The decrease from the comparable quarter in 2020 was due to a decrease of 41 basis points in the average rate paid on interest-bearing deposits, partially offset by an increase of $73.9 million in average interest-bearing deposit balances. The weighted average rate paid on interest-bearing deposits was 0.72% for the quarter ended June 30, 2021, compared to 0.77% and 1.13% for the quarters ended March 31, 2021 and June 30, 2020, respectively. Interest expense on FHLB borrowings increased $7,000, or 1.0%, to $701,000 for the second quarter of 2021 compared to $694,000 during the previous quarter and decreased $70,000, or 9.0%, from $770,000 for the comparable quarter in 2020. The average balance of FHLB borrowings totaled $173.1 million during the quarter ended June 30, 2021, compared to $170.0 million and $181.8 million for the quarters ended March 31, 2021 and June 30, 2020, respectively. The weighted average rate paid on FHLB borrowings was 1.62% for the quarter ended June 30, 2021, 1.63% for March 31, 2021, and 1.69% for the second quarter of 2020.

Annualized net interest margin was 3.18% for the second quarter of 2021, compared to 3.44% and 3.03% for the first quarter of 2021 and second quarter of 2020, respectively. The decrease in the net interest margin for the second quarter of 2021 compared to the first quarter of 2021 primarily was due to a 27 basis point decline in the net interest rate spread, partially offset by the increase in average interest-earning assets. The increase in the net interest margin for the current quarter compared to the comparable quarter in 2020 was due to both an increase in average earning assets and a 25 basis point increase in the net interest rate spread.

The provision for loan and lease losses totaled $530,000 for the three months ended June 30, 2021, compared to $400,000 for the quarter ended March 31, 2021 and $1.3 million for the quarter ended June 30, 2020. The provision for loan and lease losses recorded in the quarter ended June 30, 2021 primarily reflected the continued uncertainty of the economic impact of the COVID-19 pandemic and the effects of the government’s response to the pandemic on the Bank’s loan portfolio, as well as the increase in non-performing loans experienced in the first half of 2021. Net charge-offs during the second quarter of 2021 were $58,000, compared to $27,000 during the first quarter of 2021 and $106,000 in the second quarter of 2020. While we believe the steps we have taken and continue to take are necessary to effectively manage our portfolio and assist our clients through the ongoing uncertainty surrounding the duration, impact and government response to the COVID-19 pandemic, uncertainties relating to our allowance for loan losses are heightened as a result of the risks surrounding the COVID-19 pandemic, including whether government relief will provide adequate relief to borrowers. The ultimate impact will depend on future developments, including the scope and duration of the pandemic and further actions taken by government authorities in response to the pandemic.

Total noninterest income increased $138,000, or 7.8%, to $1.9 million for the quarter ended June 30, 2021 compared to $1.8 million for the quarter ended March 31, 2021, and decreased $178,000, or 8.5%, from $2.1 million for the comparable quarter in 2020. The increase in noninterest income in the second quarter of 2021 from the first quarter of 2021 resulted primarily from an increase in loan and lease servicing fees, and other loan fees, partially offset by a decrease in gain on loan and lease sales. The decrease from the comparable quarter in 2020 was primarily due to a $461,000 decrease in gains on loan and lease sales. Gain on sale of loans and leases declined $395,000, or 41.0% in the second quarter of 2021 compared to the first quarter of 2021, and decreased $461,000, or 44.8% from the second quarter of 2020 as mortgage banking activity declined primarily due to lower refinancing activity and a lower level of supply of houses for sale in the Bank’s market area. Loan and lease servicing fees increased $354,000 in the second quarter of 2021 compared to the first quarter of 2021 as a recovery of impaired mortgage servicing rights of $178,000 was recorded in the second quarter of 2021 compared to an impairment of $158,000 recorded in the first quarter of 2021. Loan and lease servicing fees declined $52,000 in the second quarter of 2021 compared to the same quarter in 2020 as a recovery of impaired mortgage servicing rights of $296,000 was recorded in the second quarter of 2020. Net gains on the sale of securities totaled $38,000 in the quarter ended June 30, 2021, while there were no net gains on the sale of securities recorded in the first quarter of 2021, and net gains of $10,000 recorded in the second quarter of 2020. Card fee income increased $32,000, or 13.3% to $275,000 in the second quarter of 2021 from the first quarter of 2021, and increased $73,000, or 36.2% from $202,000 in the second quarter of 2020. Other loan fees increased $87,000, or 35.2%, to $335,000 in the second quarter of 2021 compared to the quarter ended March 31, 2021, and increased $90,000, or 36.9%, over the comparable quarter in 2020. The increase in other loan fees during the current quarter compared to the prior quarter and the first quarter of 2020 was primarily due to an increase in commercial loan processing fees. Commercial loan processing fees increased $25,000 in the second quarter of 2021 over the first quarter of 2021 and increased $162,000 over the comparable quarter in 2020. Service fees on deposit accounts increased $5,000, or 2.2%, to $199,000 for the quarter ended June 30, 2021, compared to $194,000 for the first quarter of 2021, and increased $93,000, or 88.2%, from $106,000 for the quarter ended June 30, 2020. The increase in service fees on deposit accounts during the second quarter of 2021 compared to the second quarter of 2020 was primarily due to the resumption of charging overdraft fees after the suspension of such fees in 2020 during the height of the COVID-19 pandemic.

Total noninterest expense decreased $98,000, or 1.4%, to $6.9 million for the three months ended June 30, 2021, compared to $7.0 million for the first quarter of 2021 and increased $1.2 million, or 21.8%, from $5.6 million for the same period in 2020. Salaries and employee benefits decreased $132,000, or 3.0%, to $4.3 million for the quarter ended June 30, 2021, compared to $4.4 million in the first quarter of 2021, and increased $1.0 million, or 31.9%, from $3.3 million for the quarter ended June 30, 2020. The decrease in salaries and benefits in the second quarter of 2021 from the first quarter of 2021 primarily was due to several positions being open and a delay in filling those positions as well as a slight decline in both health insurance costs and unemployment compensation insurance. The increase in salaries and benefits from the second quarter of 2020 primarily was due to $528,000 of expenses associated with equity awards granted during the fourth quarter of 2020 following shareholder approval of the Company’s equity incentive plan, increased pension expense of $173,000, increased health insurance costs of $54,000, and increased compensation expense of $222,000 primarily as a result of annual merit increases and additional staff. Other expenses increased $105,000, or 13.6% in the second quarter of 2021 compared to the prior quarter, and increased $65,000, or 8.0%, compared to the same quarter of 2020. The increase in other expenses from the first quarter of 2021 primarily was due to a $78,000 increase in losses due to electronic fraud on customers’ accounts and expenses of $28,000 associated with converting our digital banking services to a new provider.

Income tax expense increased $50,000 during the three months ended June 30, 2021 compared to the prior quarter due to a higher level of pre-tax income. Income tax expense increased $7,000 during the three months ended June 30, 2021, compared to the same period in 2020 due to a higher level of pre-tax income, partially offset by a lower effective tax rate. The effective tax rate for both the second and first quarters of 2021 was 18.7% compared to 20.2% for the second quarter a year ago.
About Richmond Mutual Bancorporation, Inc.
Richmond Mutual Bancorporation, Inc., headquartered in Richmond, Indiana, is the holding company for First Bank Richmond, a community-oriented financial institution offering traditional financial and trust services within its local communities through its eight locations in Richmond, Centerville, Cambridge City and Shelbyville, Indiana, its five locations in Sidney, Piqua and Troy, Ohio and its loan production office in Columbus, Ohio.
FORWARD-LOOKING STATEMENTS:
This document and other filings by the Company with the Securities and Exchange Commission (the "SEC"), as well as press releases or other public or stockholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company's plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions that are intended to identify "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current beliefs and expectations of the Company's management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company's control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: the effect of the COVID-19 pandemic, including on the Company’s credit quality and business operations, as well as its impact on general economic and financial market conditions and other uncertainties such as the extent and duration of the impact of the pandemic on public health, the U.S. and global economies, and on consumer and corporate customers, including economic activity, employment levels and market liquidity: legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; changes in management's business strategies; changes in the regulatory and tax environments in which the Company operates; and other factors set forth in the Company's filings with the SEC
The factors listed above could materially affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.
The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. When considering forward-looking statements, keep in mind these risks and uncertainties. Undue reliance should not be placed on any forward-looking statement, which speaks only as of the date made. Refer to the Company's periodic and current reports filed with the SEC for specific risks that could cause actual results to be significantly different from those expressed or implied by any forward-looking statements.

Financial Highlights (unaudited)

	Three Months Ended			Six Months Ended
SELECTED OPERATIONS DATA:	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
(In thousands, except for per share amounts)

Interest income	$10,847	$10,644	$10,498	$21,492	$20,950
Interest expense	1,922	1,881	2,474	3,803	5,039
Net interest income	8,925	8,763	8,024	17,689	15,911

Provision for loan losses	530	400	1,320	930	1,530
Net interest income after provision	8,395	8,363	6,704	16,759	14,381
Noninterest income	1,905	1,767	2,083	3,671	3,036
Noninterest expense	6,879	6,978	5,648	13,857	11,171
Income before income tax expense	3,421	3,152	3,139	6,573	6,246
Income tax provision	640	590	633	1,229	1,287

Net income	$2,781	$2,562	$2,506	$5,344	$4,959

Shares outstanding	12,685	13,051	13,527	12,685	13,527
Weighted average shares outstanding	11,466	11,687	13,527	11,576	13,527
Earnings per share:
Basic	$0.24	$0.22	$0.20	$0.46	$0.40
Diluted	$0.24	$0.22	$0.20	$0.45	$0.40

SELECTED FINANCIAL CONDITION DATA:	June 30, 2021	March 31, 2021	December 31, 2020
(In thousands, except for per share amounts)	(Unaudited)

Total assets	$1,188,480	$1,140,905	$1,084,192
Cash and cash equivalents	17,087	65,523	48,768
Investment securities	339,630	268,370	256,730
Loans and leases, net of allowance	785,339	762,842	734,413
Premises and equipment, net	14,441	14,718	14,892
Federal Home Loan Bank stock	9,050	9,050	9,050
Other assets	22,933	20,402	20,339
Deposits	793,070	757,074	693,045
Borrowings	189,000	170,000	170,000
Total stockholder’s equity	182,569	189,520	192,713

Book value (GAAP)	$182,569	$189,520	$192,713
Tangible book value (non-GAAP)	182,569	189,520	192,713
Book value per share (GAAP)	14.39	14.52	14.61
Tangible book value per share (non-GAAP)	14.39	14.52	14.61

The following table summarizes information relating to our loan portfolio at the dates indicated:

(In thousands)	June 30, 2021	March 31, 2021	December 31, 2020

Commercial mortgage	$249,376	$254,561	$247,564
Commercial and industrial	117,079	128,126	122,831
Construction and development	80,685	67,728	58,424
Multi-family	80,534	60,608	55,998
Residential mortgage	129,049	128,058	125,121
Home equity	6,325	6,104	5,982
Direct financing leases	121,006	117,725	117,171
Consumer	14,676	13,183	13,257

Total loans and leases	$798,730	$776,093	$746,348
The following table summarizes information relating to changes in deposits at the dates indicated:

(In thousands)	June 30, 2021	March 31, 2021	December 31, 2020

Noninterest-bearing demand	$110,494	$118,076	$98,725
Interest-bearing demand	155,565	151,364	141,990
Savings and money market	246,542	231,199	209,861
Non-brokered time deposits	238,789	229,755	219,194
Brokered time deposits	41,680	26,680	23,275

Total deposits	$793,070	$757,074	$693,045

	Three Months Ended June 30,
	2021			2020
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$778,430	$9,592	4.93%	$747,865	$9,308	4.98%
Securities	313,327	1,185	1.51%	247,594	1,120	1.81%
FHLB stock	9,050	64	2.83%	9,035	58	2.57%
Cash and cash equivalents and other	22,839	6	0.11%	54,806	11	0.08%
Total interest-earning assets	1,123,646	10,847	3.86%	1,059,300	10,497	3.96%

Interest-bearing liabilities:
Savings and money market accounts	253,086	317	0.50%	183,415	253	0.55%
Interest-bearing checking accounts	152,596	88	0.23%	115,091	66	0.23%
Certificate accounts	270,497	816	1.21%	303,805	1,385	1.82%
Borrowings	173,077	701	1.62%	181,824	770	1.69%
Total interest-bearing liabilities	849,256	1,922	0.91%	784,135	2,474	1.26%

Net interest income		$8,925			$8,023
Net earning assets	$274,390			$275,165

Net interest rate spread(1)			2.95%			2.70%

Net interest margin(2)			3.18%			3.03%

Average interest-earning assets to average interest-bearing liabilities	132.31%			135.09%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30,
	2021			2020
	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate	Average Balance Outstanding	Interest Earned/ Paid	Yield/ Rate
	(Dollars in thousands)
Interest-earning assets:
Loans and leases receivable	$722,255	$19,221	5.32%	$692,055	$18,372	5.31%
Securities	287,190	2,125	1.48%	235,947	2,302	1.95%
FHLB stock	9,050	133	2.94%	8,479	139	3.28%
Cash and cash equivalents and other	27,193	13	0.10%	43,541	136	0.62%
Total interest-earning assets	1,045,688	21,492	4.11%	980,022	20,949	4.28%

Interest-bearing liabilities:
Savings and money market accounts	238,200	595	0.50%	173,352	545	0.63%
Interest-bearing checking accounts	147,555	169	0.23%	109,622	148	0.27%
Certificate accounts	259,694	1,644	1.27%	291,449	2,836	1.95%
Borrowings	171,547	1,395	1.63%	172,945	1,510	1.75%
Total interest-bearing liabilities	816,996	3,803	0.93%	747,368	5,039	1.35%

Net interest income		$17,689			$15,910
Net earning assets	$228,692			$232,654

Net interest rate spread(1)			3.18%			2.93%

Net interest margin(2)			3.38%			3.25%

Average interest-earning assets to average interest-bearing liabilities	127.99%			131.13%
________________________________________________
(1)Net interest rate spread represents the difference between the weighted average yield earned on interest-earning assets and the weighted average rate paid on interest-bearing liabilities.
(2)Net interest margin represents net interest income divided by average total interest-earning assets.

	At and for the Three Months Ended
Selected Financial Ratios and Other Data:	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Performance ratios:
Return on average assets (annualized)	0.96%	0.92%	0.95%	0.92%	0.93%
Return on average equity (annualized)	5.98%	5.36%	5.26%	5.22%	5.15%
Yield on interest-earning assets	3.86%	4.18%	4.17%	4.07%	3.96%
Rate paid on interest-bearing liabilities	0.91%	0.96%	1.06%	1.19%	1.26%
Average interest rate spread	2.95%	3.22%	3.11%	2.88%	2.70%
Net interest margin (annualized)(1)	3.18%	3.44%	3.38%	3.18%	3.03%
Operating expense to average total assets (annualized)	2.36%	2.51%	2.57%	2.18%	2.10%
Efficiency ratio(2)	63.74%	66.27%	62.89%	58.04%	55.94%
Average interest-earning assets to average interest-bearing liabilities	132.31%	129.96%	134.66%	134.04%	135.09%
Asset quality ratios:
Non-performing assets to total assets(3)	0.65%	0.71%	0.45%	0.32%	0.38%
Non-performing loans and leases to total gross loans and leases(4)	0.97%	1.05%	0.65%	0.44%	0.57%
Allowance for loan and lease losses to non-performing loans and leases(4)	147.62%	135.07%	220.57%	290.88%	197.47%
Allowance for loan and lease losses to total loans and leases	1.43%	1.41%	1.42%	1.29%	1.12%
Net charge-offs (annualized) to average outstanding loans and leases during the period	0.03%	0.01%	0.09%	0.01%	0.06%
Capital ratios:
Equity to total assets at end of period	15.36%	16.61%	17.85%	18.17%	17.20%
Average equity to average assets	16.55%	17.18%	18.01%	18.35%	18.13%
Common equity tier 1 capital (to risk weighted assets)(5)	17.81%	19.52%	20.64%	18.89%	18.98%
Tier 1 leverage (core) capital (to adjusted tangible assets)(5)	13.68%	14.19%	14.28%	13.87%	13.43%
Tier 1 risk-based capital (to risk weighted assets)(5)	17.81%	19.52%	20.64%	18.89%	18.98%
Total risk-based capital (to risk weighted assets)(5)	19.06%	20.77%	21.90%	20.13%	20.07%
Other data:
Number of full-service offices	12	12	12	12	12
Full-time equivalent employees	178	175	170	170	172
(1)Net interest income divided by average interest-earning assets.
(2)Total noninterest expenses as a percentage of net interest income and total noninterest income, excluding net securities transactions.
(3)Non-performing assets consist of nonaccrual loans and leases, accruing loans and leases more than 90 days past due and foreclosed assets.
(4)Non-performing loans and leases consist of nonaccrual loans and leases and accruing loans and leases more than 90 days past due.
(5)Capital ratios are for First Bank Richmond.
Contacts
Richmond Mutual Bancorporation, Inc.
Garry D. Kleer, Chairman, President and Chief Executive Officer
Donald A. Benziger, Exec. VP/Chief Financial Officer
(765) 962-2581